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                                                                      Exhibit 12

AT&T CORP.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN MILLIONS)
(UNAUDITED)

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
FOR THE YEARS ENDED DECEMBER 31,                             2002            2001             2000             1999            1998
                                                            ------          ------          -------          -------          ------
                                                                                      DOLLARS IN MILLIONS
Income from continuing operations
  before income taxes                                       $2,836          $7,666          $12,480          $12,545          $8,151
Add distributions of less
  than 50% owned affiliates                                      1               5               11               11              61
Add fixed charges, excluding
  capitalized interest                                       1,624           1,677            1,697              958             479
                                                            ------          ------          -------          -------          ------
Total earnings from continuing
  operations before income taxes
  and fixed charges                                         $4,461          $9,348          $14,188          $13,514          $8,691
                                                            ======          ======          =======          =======          ======
Fixed Charges:
Total interest expense                                       1,448           1,493            1,503              774             293
Capitalized interest                                            61             121              143              123             106
Interest portion of rental
  expense                                                      176             184              194              184             186
                                                            ------          ------          -------          -------          ------
Total fixed charges                                         $1,685          $1,798          $ 1,840          $ 1,081          $  585
                                                            ======          ======          =======          =======          ======
Ratio of earnings to fixed charges                             2.6             5.2              7.7             12.5            14.9
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